FIRST AMENDMENT TO THE ESCROW AGREEMENT

This First Amendment to the Escrow Agreement (hereinafter “First Amendment”) is made and entered into by and among Algodon Wines & Luxury Development Group, Inc., (hereinafter referred to as (“Seller”), China Concentric Capital Group Ltd. (“Purchaser”) and J. M. Walker & Associates, Attorneys At Law, 7841 Garfield Way, Centennial, CO 80122, who is acting as the Escrow Agent for this transaction (“Escrow Agent”) this 17th day of January 2017.

WITNESSETH

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

WHEREAS, the Seller and the Purchaser entered into that certain Agreement for the Purchase of Common Stock on December 22, 2016, (together with any amendments thereto, the “Stock Purchase Agreement”) for the purchase of Forty-Three Million Eight Hundred Twenty-Two Thousand Four Hundred and One (43,822,401) shares of common stock of Mercari Communications Group, Ltd. (“Mercari”);

WHEREAS, the Seller, the Purchaser and Escrow Agent entered into that certain Escrow Agreement on December 16, 2016 (the “Escrow Agreement”);

WHEREAS, as a result of the failure to transfer to the Seller: (i) certificate number ZQ00005022 in the name of Kanouff LLC representing 200 shares of Mercari common stock; and (ii) certificate number ZQ00005022 in the name of Underwood Family Partners Ltd. representing 200 shares of Mercari common stock (collectively, the “Untransferred Shares”); the transfer agent’s records show that the Seller currently holds of record only 43,822,001 shares of common stock of Mercari in the name of Algodon Wines & Luxury Development Group Inc.;

WHEREAS, the Purchaser’s name, China Concentric Capital Group Ltd., was incorrectly stated in the Stock Purchase Agreement and the Escrow Agreement;

WHEREAS, the Seller and Purchaser desire to amend the Escrow Agreement to amend the number of shares of common stock of Mercari held of record by the Seller;

WHEREAS, the Seller and Purchaser also desire to amend the Escrow Agreement to provide for delivery of certain documents directly to Purchaser’s counsel rather than to the Escrow Agent; and

WHEREAS, the Seller and Purchaser also desire to amend the Escrow Agreement to correct the name of Purchaser.

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained in this First Amendment and the Escrow Agreement, the Parties herewith agree as follows:

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1. Definitions and Recitals. Except such terms and words as are defined herein, any other capitalized terms and words used herein shall have the meaning attributed to them as set out in the Escrow Agreement, except that the name of the Purchaser in the heading of the Escrow Agreement is hereby amended to read as “China Concentric Capital Group Ltd.” The above recitals are specifically incorporated herein by reference.

2. Amendment to Recital. The first recital in the Escrow Agreement is hereby deleted and replaced in its entirety with the following:

“WHEREAS:

A. Seller is selling Forty Three Million Eight Hundred Twenty Two Thousand and One (43,822,001) shares of Common Stock of Mercari Communications Group, Ltd. (the “Company”) and any additional shares of Company common stock that the Seller currently owns (“Shares”) for a total of Two Hundred Sixty Thousand Dollars ($260,000.00) (“Total Purchase Price”) to Purchaser.”

3. Amendment to Section 1. The following paragraph in Section 1 of the Escrow Agreement is hereby deleted and replaced in its entirety with the following:

Notwithstanding the above, the Purchaser may demand the return of the entire amount of the Deposit by e-mail and fax addressed solely to the Escrow Agent at any time prior to the close of business on January 13, 2017. Thereafter, the Deposit will be fully refundable to the Purchaser for reasonable and customary failures of closure on the part of the Seller or paid to Seller due to the failure of Purchaser to pay the balance of the Purchase Price, all as more fully set forth below.

4. Amendment to Section 1(f)(i).

(f) Release of Deposit to Purchaser. In accordance with the provisions of paragraphs (i), (ii) and (iii) below, the Escrow Agent shall release the Deposit, if any, to Purchaser.

(i) In the event the Stock Purchase Agreement is terminated due to the failure of Seller to provide the requested due diligence materials or the failure or refusal of the Company’s transfer agent to confirm to counsel to Purchaser its willingness to register the Shares (not including the Untransferred Shares at Closing) in the name of Purchaser, Purchaser may deliver to the Escrow Agent a written notice of termination specifying the applicable event of termination (a “Termination Notice”), along with evidence of delivery of a copy of such Termination Notice to the Seller and directing the Escrow Agent to distribute the Deposit to Purchaser.

5. Amendment to Section 1. The following paragraph in Section 1 of the Escrow Agreement is hereby deleted and replaced in its entirety with the following:

Unless the Purchaser timely demands the return of the Deposit or the Seller is unable to cause the transfer agent to confirm that it will register the Shares in the name of Purchaser, the amount of the payment for the Shares will remain in the Escrow Account until the Total Purchase Price for the Shares has been received in the Escrow Account (the “Escrow Funds”) and the Closing takes place, provided the Closing takes place on or before January 18, 2017, unless otherwise agreed in writing by all parties.

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6. Amendment to Section 3. Section 3 of the Escrow Agreement is hereby deleted and replaced in its entirety with the following:

3. CLOSING. Escrow Agent is hereby instructed to receive and hold the Escrow Funds, along with the Documents described above, in the Escrow Account until Closing (as such term is defined in the Stock Purchase Agreement) unless timely return of the Deposit is demanded by Purchaser. The Closing shall take place at the time and in accordance with the terms and conditions set forth in Paragraph 1 above, but no later than January 18, 2017.

(a) Upon Closing, any original Documents, if any, not including the stock transfer paperwork, will be forwarded by overnight delivery by the Seller or its counsel, to Purchaser’s counsel at the address specified in Paragraph 15 of this Agreement, or as otherwise may be agreed by the parties. The Escrow Funds will be distributed as per instructions of the Seller.

(b) The Closing will take place at the office of the Escrow Agent, and any communication between the parties can be by telephone or fax and the signing of any documents can be done by fax or email. It will not be necessary for any party to be present at the closing so long as all parties have agreed in writing to all transactions involved. The Escrow Funds and Documents, not including any paperwork regarding the Untransferred Shares, shall not be released or dealt with in any manner whatsoever inconsistent with this Escrow Agreement, until Closing, at which time all Documents except for any paperwork regarding the Untransferred Shares will be delivered to Purchaser and the Escrow Funds will be distributed as directed by the Seller. Seller will provide the Purchaser with evidence that the Shares, except for the Untransferred Shares, are registered in the name of the Purchaser.

8. Amendment to Section 15. Section 15 of the Escrow Agreement is hereby deleted and replaced in its entirety with the following:

15. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to or sent by recognized overnight courier duly addressed to the recipient, postage prepaid, or by prepaid telegram, and, in the case of a demand by Purchaser for a return of the Deposit prior to January 13, 2017 by e-mail from counsel to Purchaser to the Escrow Agent, addressed as follows:

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If to the Seller:

Algodon Wines & Luxury Development Group, Inc.
135 Fifth Avenue, 10th Floor
New York, NY 10010
Attn: Scott L. Mathis, President & CEO
Phone: 212-739-7765
Email: smathis@algodongroup.com

If to the Purchaser:

China Concentric Capital Group Ltd..
1120 6th Ave 4th FL
New York, New York 10036
Attn: Ethan Chuang
Phone: 714 848 1147
Email: kooouchuang@yahoo.com

with a copy to:

Eaton & Van Winkle LLP
Park Avenue
New York, New York 10016
Attn: Vincent J. McGill
Phone: 212 561 3604
Email: vmcgill@evw.com

If to Escrow Agent, to:

J. M. Walker & Associates, Attorneys At Law
Attn: Jody M. Walker
7841 S. Garfield Way
Centennial, CO 80122
Phone: (303) 850-7637
Fax: (303) 482-273
Email: jmwlkr85@gmail.com

or such other address as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or faxed.

9. Miscellaneous.

(i) The Escrow Agreement, as modified herein, remains in full force and effect and is ratified by the Seller, Purchaser, and the Escrow Agent. In the event of any conflict between the Escrow Agreement and this First Amendment, the terms and conditions of this First Amendment shall control. Capitalized terms not defined herein or otherwise referenced shall have the same meaning as set forth in the Escrow Agreement.

(ii) This First Amendment is binding upon and inures to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns.

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(iii) This First Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be acceptable to all Parties.

(iv) This First Amendment and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

(v) Time is of the essence of this First Amendment and of each and every provision hereof.

(vi) This First Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

(vii) This First Amendment, the Stock Purchase Agreement and the Escrow Agreement, including any and all amendments, side letters and attachments hereto if any, contain the entire agreement of and understanding between the Parties hereto, and supersede all prior agreements and understandings.

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IN WITNESS WHEREOF, this First Amendment to the Escrow Agreement is effective and dated as of the date set forth above.

SELLER: ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.		PURCHASER: CHINA CONCENTRIC CAPITAL GROUP LTD

By:	/s/ Scott Mathis	By:	/s/ Ethan Chuang
	Scott Mathis, President & CEO		Ethan Chuang, President

Date:		Date:

J. M WALKER & ASSOCIATES, ATTORNEYS AT LAW
ESCROW AGENT:

By:	/s/ Jody M. Walker
Jody M. Walker, Esq.

Date:

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